Exhibit 99.1

GUARANTOR SUMMARIZED FINANCIAL INFORMATION
Westinghouse Air Brake Technologies Corporation (the “Parent Company”) has issued 3.20% Senior Notes due 2025, 3.45% Senior Notes due 2026, 4.70% Senior Notes due 2028 and 5.611% Senior Notes due 2034 (collectively, the “US Notes”).
The obligations under the US Notes issued by the Parent Company have been fully and unconditionally guaranteed by certain of the Parent Company’s U.S. subsidiaries (“Guarantor Subsidiaries”), currently comprising GE Transportation, a Wabtec Company, RFPC Holding Corp., Transportation IP Holdings, LLC, Transportation Systems Services Operations Inc., Wabtec Components LLC, Wabtec Holding, LLC, Wabtec Railway Electronics Holdings, LLC, Wabtec Transportation Systems, LLC and Wabtec US Rail, Inc.  Each Guarantor Subsidiary is 100% owned by the Parent Company, with the exception of GE Transportation, a Wabtec Company, which has 15,000 shares outstanding of Class A Non-Voting Preferred Stock held by General Electric Company.
The following tables present summarized financial information of the Parent Company and the Guarantor Subsidiaries on a combined basis. The combined summarized financial information eliminates (i) intercompany balances and transactions among the Parent Company and Guarantor Subsidiaries and (ii) equity in earnings from and investments in any subsidiary that is not a Guarantor Subsidiary.
The summarized financial information is provided in accordance with the reporting requirements of Rule 13-01 under SEC Regulation S-X for the Parent Company, as issuer of the US Notes, and Guarantor Subsidiaries.
Summarized Statement of Income
	Unaudited Parent Company and Guarantor Subsidiaries
In millions	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Net sales	$1,532	$5,949
Gross profit	$661	$1,796
Net income (loss) attributable to Wabtec shareholders	$33	$(104)

Summarized Balance Sheet
	Unaudited Parent Company and Guarantor Subsidiaries

In millions	March 31, 2025	December 31, 2024
Current assets	$1,448	$1,624
Noncurrent assets	$3,504	$3,500
Current liabilities	$2,352	$2,278
Long-term debt	$2,963	$2,962
Other non-current liabilities	$681	$738

The following is a description of the transactions between the combined Parent Company and Guarantor Subsidiaries with non-guarantor subsidiaries.

	Unaudited Parent Company and Guarantor Subsidiaries
In millions	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Net sales to Non-Guarantor Subsidiaries	$243	$875
Purchases from Non-Guarantor Subsidiaries	$267	$1,170

	Unaudited Parent Company and Guarantor Subsidiaries

In millions	March 31, 2025	December 31, 2024
Amount due to Non-Guarantor Subsidiaries	$7,655	$7,872